FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND
           JOINT ESCROW INSTRUCTIONS


     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS ("Amendment") is made and entered into and is effective as of the __th day of May, 1998 (the "Effective
Date"), by and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW
YORK, a New York mutual life insurance company ("Seller"), and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Buyer").

                            RECITALS

     A. Seller and Buyer entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of May 12, 1998 ("Original Purchase Agreement") pursuant to which Seller agreed to sell and Buyer agreed to purchase that certain property as defined in subsections (a) through (g) of the Original Purchase Agreement (collectively referred to herein as the "Property"). All terms with initial capitalization used and not otherwise defined herein shall have the meanings set forth in the Original Purchase Agreement.

     B.   Seller and Buyer now desire to amend the Original
Purchase Agreement to make certain modifications thereto.


                           AGREEMENT

     NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS, the mutual covenants set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.   Definitions.   From and after the date hereof, all
references to the "Agreement" in the Original Purchase Agreement shall mean the Original Purchase Agreement, as amended hereby.

2. Purchase Agreement. The following amendments are made to the Original Purchase Agreement:

     a. Magnolia Street Lease. With respect to that certain lease dated February 16, 1973 by and between the City Of Long Beach, a municipal corporation ("City"), as lessor, and Boise Cascade Urban Development Corporation, a Delaware corporation, as lessee (the "Boise Cascade Lease"), as subsequently assigned pursuant to that certain "Assignment of Magnolia Street Lease" dated October 19, 1973, notwithstanding that Chicago Title Company has agreed to provide title insurance to Buyer in connection with the Boise Cascade Lease (upon which insurance Buyer has agreed to rely in connection with Closing the transaction) even if such an estoppel certificate is not obtained, Buyer and Seller agree to cooperate to attempt to obtain an estoppel certificate from the City after the Closing Date. Similarly, with respect to the License Agreement dated May 10, 1993, by and between Seller and the Redevelopment Agency of the City of Long Beach, California ("Agency"), concerning a license to use a portion of an easement area (the "License"), notwithstanding that Chicago Title Company has agreed to provide title insurance to Buyer in connection with the License (upon which insurance Buyer has agreed to rely in connection with Closing the transaction) even if the Agency's consent to transfer of the License is not obtained, Buyer and Seller agree to cooperate to attempt to obtain the consent of the Agency after the Closing Date

     b. Investigation Period. Buyer and Seller acknowledge and agree that the Investigation Period terminated in accordance with the Original Purchase Agreement, effective 5:00 p.m, on Wednesday, May 13, 1998.

     c. Additional Work. As a condition precedent to Buyer=s obligation to Close, Seller shall have either (i) fully paid for, prior to the Closing Date, repairs with respect to the 10th, 12th and 14th floors of the Property, as identified with respect to the 10th floor in the notice dated September 16, 1997, delivered to Seller by the Long Beach Fire Department, or (ii) to the extent such work is not fully paid for prior to the Closing Date, Buyer shall be given a credit at Closing in an amount equal to the estimated cost of the work remaining unpaid (as determined based upon the bid obtained by Seller with respect to the 10th floor work), and Buyer shall be obligated following the Closing to complete all such uncompleted work with respect to the 10th, 12th and 14th floors, and to pay any and all costs of such work unpaid as of the Closing Date.

     d.   O'Flaherty & Belgum Lease.  Section 4(i) of the
Original Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     (i)  Lease Terminations - O'Flaherty & Belgum and Josi & Dold.

          Seller hereby advises Buyer that Seller intends to, and Seller reserves the right to, terminate those certain leases entered into by Seller with O'Flaherty & Belgum and Josi & Dold, with respect to Suites 500 and 800 respectively, which tenants are tenants that are currently in default with respect to their Leases. In the event that Seller successfully negotiates a termination of the Josi & Dold Lease prior to the Closing, then Buyer acknowledges and agrees that Buyer shall not be entitled to any credit in connection with the Closing as a result of the termination of such Lease (as Carol, Kelly, & Trotter have agreed to let the Josi & Dold space), and Seller shall retain its rights to commence and maintain an action against Josi & Dold with respect to that Lease, and the Lease shall not be assigned to Buyer. In the event the Josi & Dold Lease is not terminated prior to the Closing Date, then Buyer shall assume the Lease (and rights and obligations thereunder from and after the Closing Date), so as to enable Buyer to pursue an unlawful detainer proceeding and a proceeding against Lease collateral and guarantors after the Closing Date, in which event any recovery of Rents, any security deposit, and proceeds of collateral for such Lease, shall be applied first to Rents accruing after the Closing Date and prior to the date of rent commencement under the Trotter Lease, and then against Rents in arrears prior to the Closing Date.

          With respect to the O'Flaherty & Belgum space, without regard to whether Seller successfully terminates the Lease prior to the Closing, Buyer and Seller agree as follows:

          (i)  Seller shall retain the right to pursue
          its claims against such tenant following the Closing with respect to all Rents arising under the Lease;

          (ii) Buyer shall use its best efforts to let the space following the Closing in accordance with Section 16(r) below; and

          (iii) Seller shall place in Escrow the sum of $63,500.00 (the "Funds"), for credit and release to Buyer on September 5, 1998, provided that Buyer complies with its obligation to attempt to relet the premises, of an amount equal to the difference between
          (i) $63,500, and (ii) the sum of (A) rents received by Buyer after the Closing with respect to the O'Flaherty & Belgum Lease, and
          (B) if Buyer enters into a new lease with respect to the O'Flaherty & Belgum space on or before September 5, 1998, rents payable by a new tenant in the O'Flaherty & Belgum space for the period between the Closing Date and September 5, 1998 (calculated based upon average rent during the initial year of the new lease and applying it ratably throughout such period, even if not so paid). All remaining Funds shall be released to Seller.

          Buyer and Seller acknowledge and agree that $3,500.00 of the Funds to be released to Buyer represent Buyer's and Seller's agreed liquidated reimbursement of Buyer's likely attorneys' fees and costs to be incurred in connection with Buyer's prosecution to completion of an unlawful detainer proceeding against O'Flaherty & Belgum, and that neither Buyer nor Seller shall have any further obligation to each other with respect to such costs, regardless of whether the actual amount incurred is greater or lesser than such sum.

          Without limiting the generality of the foregoing paragraphs, if the O'Flaherty & Belgum Lease is not terminated prior to the Closing Date, then Buyer shall assume such Lease (and rights and the obligations thereunder arising from and after the Closing Date), so as to enable Buyer to pursue an unlawful detainer proceeding after the Closing Date, for possession only. Prior to and after the Closing Date, Seller shall have the sole right to pursue an action (and Buyer hereby consents thereto) to recover damages against the O'Flaherty & Belgum, the Lease collateral and/or any guarantors, and Seller shall be entitled to retain any security deposit, rents and proceeds of collateral for such Lease recovered in such action.
     Buyer and Seller shall cooperate with each other in pursuing unlawful detainer proceedings against O'Flaherty & Belgum and Josie & Dold, and in all other proceedings in connection with such Leases.

          With respect to the leasing of Suite P-220, as to which Buyer and Seller anticipated that the existing lease with Alliance Shippers, Inc. ("Alliance"), which Lease expired April 30, 1998 would be renewed at market rates, the parties agree that, if Suite P-220 is not relet effective on or before the Closing Date (either to Alliance or another tenant, in each case as approved by Buyer pursuant to
     Section 6 hereof), Buyer shall receive a credit against the Purchase Price in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00).

5. Miscellaneous. Except to the extent the Original Purchase Agreement is amended hereby, all other terms and provisions of the Original Purchase Agreement shall remain in full force and effect. No amendments hereto shall be enforceable except if in writing and executed by each of the parties. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.


"SELLER"
                                   "BUYER"
THE MUTUAL LIFE INSURANCE
COMPANY OF NEW YORK,               ARDEN REALTY LIMITED
a New York mutual life             PARTNERSHIP,
insurance company                  a Maryland limited partnership

                                   By:  Arden Realty, Inc., a
By: /s/ William J. Swackhamer           Maryland corporation
Name: William J. Swackhamer        Its: sole general partner
Its: Regional Vice President
                                        By:/s/ Victor J. Coleman
                                        Name: Victor J. Coleman
                                        Its: President and COO


"ESCROW AGENT:"  The
undersigned acknowledges
receipt of this Amendment and
agrees to act in accordance
with all applicable provisions
contained herein.

CHICAGO TITLE COMPANY,
a California corporation

By:/s/ Margie Wheeler
Its: Senior Escrow Officer
Date: May 20, 1998